Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED OR OMITTED.

FI N°: 98377

Serapis N°:2024-0024

NXP EUROPEAN SEMICONDUCTOR RDI

EUR 360,000,000 Facility B Agreement

between

European Investment Bank

and

NXP B.V.

13 January 2025

Corporate Use

Corporate Use

THIS AGREEMENT is made on 13 January 2025

BETWEEN:

THE EUROPEAN INVESTMENT BANK, having its seat at 100 Boulevard Konrad Adenauer, Luxembourg, L-2950, Luxembourg (the “Bank”); and

NXP B.V., a private limited liability company registered with the Dutch trade register under number 17070622 incorporated in the Netherlands, with official seat (statutaire zetel) in Eindhoven, the Netherlands, having its registered office at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands (the “Borrower”).

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“4th and 5th AML Directives” means Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing, as amended by Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018.

“Accepted Loan” means a Loan in respect of which a Utilisation Offer has been duly accepted by the Borrower by delivery of a Utilisation Acceptance.

“Additional Guarantors” means each Wholly-Owned Subsidiary (other than the Original Guarantors) and each Restricted Subsidiary, in each case, which Guarantees the obligations of the Borrower under this Agreement pursuant to the Guarantee Agreement and in accordance with Clause 14.4 of this Agreement.

“Administrative Fee” means any fee as determined in accordance with Clause 5.3 (Administrative Fee).

“Affiliate” means in respect of any entity, another entity that directly or indirectly is in control of, is controlled by, or is under common control with that entity.

“Agreed Guarantee Principles” means the Agreed Guarantee Principles embody a recognition by all parties that there may be certain legal, commercial and practical difficulties in obtaining effective Guarantees from the Borrower and each of its Restricted Subsidiaries located in every jurisdiction in which the Borrower and its Restricted Subsidiaries are located. In particular:

(a)

general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims and similar matters may limit the ability of the Borrower or any of its Restricted Subsidiaries to provide a Guarantee or may require that it be limited as to amount or otherwise, and if so the same shall be limited accordingly provided that the Borrower or the relevant Restricted Subsidiary, as applicable, shall use reasonable endeavours to overcome such obstacle;

(b)

neither the Borrower nor any Restricted Subsidiary will be required to give a Guarantee if (or to the extent) it is not within the legal capacity of the Borrower or such Restricted Subsidiary, as applicable, or if the same would conflict with the fiduciary duties of their directors or contravene any legal prohibition or regulatory condition or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer or director of such Restricted Subsidiary; provided that, the Borrower or such Restricted Subsidiary, as applicable, shall use reasonable endeavours to overcome any such obstacle; and

(c)

the giving of a Guarantee will not be required if it would have a material adverse effect (as reasonably determined in good faith by management of the relevant obligor) on the ability of the Borrower or the relevant Restricted Subsidiary, as applicable, to conduct its operations and business in the ordinary course as otherwise not prohibited by this Agreement.

“AML Criminal Law Directive” means Directive (EU) 2018/1673 of the European Parliament and of the Council of 23 October 2018 on combating money laundering by criminal law.

“AML Directives” means the 4th and 5th AML Directives and the AML Criminal Law Directive.

“Authorisation” means an authorisation, permit, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means a specified person who has been duly authorised to sign and despatch all documents and notices on behalf of the Borrower (including any Utilisation Acceptance, Utilisation Certificate and/or Compliance Certificate) under or in connection with the Finance Documents to which it is a party and who is specified in the most recent List of Authorised Signatories.

Corporate Use

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 18 months after the date of this Agreement and if such day is not a Business Day, then the preceding Business Day.

“Available Facility” means the Facility B minus the aggregate amount of all Accepted Loans (other than Accepted Loans where the Utilisation thereof has been terminated in accordance with the terms of this Agreement).

“Benchmark Rate” means:

(a)	EURIBOR for a Loan denominated in EUR; and

(b)	USD REFERENCE RATE for a Loan denominated in USD.

“Board of Directors” means (a) with respect to the Borrower or any Guarantor organized or established under the laws of the Netherlands, its managing board; (b) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (c) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (d) with respect to any other person, the board or any duly authorized committee of such person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors (excluding employee representatives, if any) on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Break Costs” means, in respect of the principal amount to be prepaid or its Utilisation terminated, an amount equal to the net present value (at the Relevant Date) of the excess, if any, of:

(a)

the interest (net of the Margin) that would have accrued on that principal amount from the Relevant Date until the Interest Revision/Conversion Date, if any, or the Maturity Date, if such principal amount were not prepaid or its Utilisation terminated; over

(b)	the interest that would have accrued on that same amount and over the same period at the Redeployment Rate, less 0.19 per cent.

The said present value shall be calculated by using a discount rate equal to the Redeployment Rate, applied as of each relevant Interest Payment Date.

“Break Costs Prepayment Event” means a Mandatory Prepayment Event other than a Non-EIB Financing Prepayment Event or an Illegality Event.

“Business Day” means a day (other than a Saturday or Sunday):

(a)	in relation to any date of payment or purchase of EUR, on which T2 is open for the settlement of payments in EUR;

(b)	in relation to any date of payment or purchase of USD, on which commercial banks are open for general business in New York; and

(c)	for all other purposes, on which the Bank and commercial banks are open for general business in Luxembourg and New York.

“Capitalized Lease Obligations” means, subject to the last sentence of this definition and Clause 1.4 (Accounting terms), an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Financial Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. The term “Capitalized Lease Obligations” shall not include any obligations with respect to any lease, concession or license of property that would have been considered an operating lease under GAAP prior to the adoption of Accounting Standards Codification 824 or any successor or similar pronouncement or provision with respect to lease accounting (“ASC 842”), whether or not such obligations were in effect on such date.

“Capital Stock” of any person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means:

(a)

securities issued or directly and fully guaranteed or insured by the United States or Canadian governments, a member state of the European Union, the United Kingdom, Switzerland or Norway or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two (2) years from the date of acquisition;

Corporate Use

(b)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one (1) year from the date of acquisition thereof issued by any lender (or holding company thereof) or by any bank or trust company (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of EUR 500,000,000 (in each case, determined at the time of the acquisition thereof);

(c)

repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above (determined at the time of the acquisition thereof);

(d)

commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which, at the time of the acquisition of such commercial paper, has an equivalent rating in respect of its long-term debt, and in any case maturing within one (1) year after the date of acquisition thereof;

(e)

readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union, the United Kingdom, Switzerland or Norway or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) at the time of acquisition with maturities of not more than two (2) years from the date of acquisition;

(f)

Financial Indebtedness or Preferred Stock issued by persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) at the time of acquisition with maturities of twelve (12) months or less from the date of acquisition;

(g)

bills of exchange issued in the United States, Canada, a member state of the European Union, the United Kingdom, Switzerland, Norway or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(h)

interests in any investment company, money market or enhanced high yield fund which, at the time of the acquisition of such interests, invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above.

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in the Beneficial Ownership” means a change in the ultimate ownership or control of an entity according to the definition of “beneficial owner” set out in article 3(6) of Directive 2015/849 of the European Parliament and of the Council of 20 May 2015 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Hedging Agreements” means in respect of a person any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such person is a party or a beneficiary.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Fixed Charges and items (A) through (F) in clause (a) of the definition of “Consolidated Interest Expense”;

(b)	Consolidated Income Taxes;

(c)	consolidated depreciation expense;

(d)	consolidated amortization or impairment expense;

Corporate Use

(e)

any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Financial Indebtedness not prohibited by this Agreement (in each case whether or not successful) (including any such fees, expenses or charges related to the transactions contemplated by the Finance Documents), in each case, as determined in good faith by an Officer of the Borrower;

(f)	any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period; and

(g)

other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period), or a reduced accrual or reserve for cash charges in any future period).

Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization, non-cash items, charges and write-downs of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income for the purposes of this definition.

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital (including without limitation withholding taxes) and franchise taxes of any of the Borrower and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.

“Consolidated Interest Coverage Ratio” has the meaning given to it in Clause 14.11(b) of this Agreement.

“Consolidated Interest Expense” means, with respect to any person for any period, without duplication, the sum of:

(a)

consolidated interest expense of such person and its Restricted Subsidiaries for such period (including (i) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iii) the interest component of Capitalized Lease Obligations, and (iv) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Financial Indebtedness, and excluding (A) accretion or accrual of discounted liabilities other than Financial Indebtedness, (B) any expense resulting from the discounting of any Financial Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (C) any additional interest pursuant to a registration rights agreement with respect to any securities, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (E) any expensing of arrangement, commitment or up front and other financing fees, original issue discount and redemption or prepayment premiums and (F) interest with respect to Financial Indebtedness of any direct or indirect parent of such person appearing upon the balance sheet of such person solely by reason of push-down accounting under GAAP; plus

(b)	consolidated capitalized interest of such person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided however, that there will not be included in such Consolidated Net Income:

(a)

subject to the limitations contained in clause (b) below, any net income (loss) of any person if such person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by an Officer of the Borrower;

(b)

any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any Restricted Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Borrower);

Corporate Use

(c)

any extraordinary, exceptional, unusual or nonrecurring gain, loss or charge (as determined in good faith by the Borrower) or any charges or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves or other costs related to the transactions contemplated by the Finance Documents;

(d)	the cumulative effect of a change in accounting principles;

(e)

any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(f)

all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Financial Indebtedness and any net gain (loss) from any write-off or forgiveness of Financial Indebtedness;

(g)

any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(h)

any unrealized foreign currency transaction gains or losses in respect of Financial Indebtedness of any person denominated in a currency other than the functional currency of such person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(i)

any unrealized foreign currency translation or transaction gains or losses in respect of Financial Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(j)

any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the transactions contemplated by the Finance Documents or the disentanglement, any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(k)	any goodwill or other intangible asset impairment charge, amortization or write-off;

(l)

(i) only to the extent not otherwise added back to Consolidated Net Income, depreciation and amortization expense to the extent in excess of capital expenditures on property, plant and equipment and (ii) Consolidated Income Taxes to the extent in excess of cash payments made in respect of such Consolidated Income Taxes; and

(m)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Subordinated Shareholder Funding.

“Consolidated Net Tangible Assets” means, at any date, the total assets appearing on Holding’s most recent consolidated balance sheet, prepared in accordance with GAAP, less all current liabilities as shown on such balance sheet, and intangible assets.

“Contingent Obligations” means, with respect to any person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Financial Indebtedness (“primary obligations”) of any other person (the “primary obligor”), including any obligation of such person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

i.	for the purchase or payment of any such primary obligation; or

ii.	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)

to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Party” means the Borrower and each Guarantor.

“Credit Rating” means any of the following public ratings as assigned by a Rating Agency to the Borrower, the Holdings or the Parent (as applicable), applicable to the senior unsecured, non-credit-enhanced, long-term indebtedness for borrowed money (or equivalent) defined as such by:

(a)	S&P or any of its successors or assigns;

Corporate Use

(b)	Moody’s or any of its successors or assigns;

(c)	by Fitch or any of its successors or assigns,

provided that in each of the cases (a) to (c) above the terms defined shall be deemed to refer to any equivalent term irrespective of the definition given to it and excludes any rating qualified by the terms “National Scale”, “NSR”, “Local”, “Local Currency”, “Domestic” or “Domestic Currency”.

“Currency Agreement” means in respect of a person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such person is a party or beneficiary.

“Default” means an Event of Default, or any event or circumstance specified in Clause 15 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

“Deferment Fee” means a fee calculated on the amount of an Accepted Loan subject to a Deferred Utilisation at the rate of the higher of:

(a)	0.125 per cent per annum; and

(b)	the percentage by which:

(i)	the interest rate net of the Margin that would have been applicable to such Loan had it been utilised by the Borrower on the Scheduled Utilisation Date, exceeds

(ii)	the Benchmark Rate (one month rate) less 0.125 per cent, unless such rate is less than zero in which case it shall be set at zero,

and such fee shall accrue from the Scheduled Utilisation Date to the Deferred Utilisation Date or, as the case may be, until the Utilisation of the Accepted Loan is terminated in accordance with this Agreement.

“Deferred Utilisation” means a Utilisation of an Accepted Loan which has been deferred pursuant to Paragraph 1.1 (Deferment of Utilisation: Borrower’s request) or Paragraph 1.2 (Deferment of Utilisation: failure to satisfy conditions to Utilisation) in Part II of Schedule 2 (Utilisation procedure).

“Deferred Utilisation Date” means the date to which Utilisation is deferred under Paragraph 1.1 (Deferment of Utilisation: Borrower’s request) or Paragraph 1.2 (Deferment of Utilisation: failure to satisfy conditions to Utilisation) in Part II of Schedule 2 (Utilisation procedure).

“Disqualified Stock” means, with respect to any person, any Capital Stock of such person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Financial Indebtedness pursuant to a sinking fund obligation or otherwise;

(b)

is convertible or exchangeable for Financial Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(c)

is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Financial Indebtedness at the option of the holder of the Capital Stock in whole or in part, entered into in each case on or prior to the latest Maturity Date; provided, however, that (x) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (y) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change in control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by and is beyond the control of any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

Corporate Use

(ii)	communicating with the other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environment” means the following:

(a)	fauna and flora, living organisms including the ecological systems;

(b)	land, soil, water (including marine and coastal waters), air, climate and the landscape (natural or man-made structures, whether above or below ground);

(c)	cultural heritage (natural, tangible and intangible);

(d)	the built environment; and

(e)	human health and wellbeing.

“Environmental and Social Approval” means any Authorisation required by Environmental and Social Law.

“Environmental and Social Law” means:

(a)	EU Law, including principles and standards;

(b)	Dutch laws or any other national laws;

(c)

applicable United States Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to hazardous materials), or hazardous materials; and

(d)	applicable international treaties,

in each case a principal objective of which is the preservation, protection or improvement of the Environment and/or the protection or improvement of Social Matters.

“Environmental or Social Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental and Social Law.

“Equity Offering” means (a) a sale of Capital Stock of the Borrower (other than Disqualified Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (b) the sale of Capital Stock or other securities, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preference Shares) of the Borrower or any of its Restricted Subsidiaries.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Financial Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Law” means the acquis communautaire of the European Union as expressed through the Treaties of the European Union, the regulations, directives, delegated acts, implementing acts, principles, decisions and the case law of the Court of Justice of the European Union.

“EU Procurement Directives” means Directive 2014/24/EU of the European Parliament and of the Council of 26 February 2014 on public procurement, Directive 2014/25/EU of the European Parliament and of the Council of 26 February 2014 on procurement by entities operating in the water, energy, transport and postal services sectors, and Directive 2014/23/EU of the European Parliament and of the Council of 26 February 2014 on the award of concession contracts, and Directive 2009/81/EC of the European Parliament and of the Council of 13 July 2009 on the coordination of procedures for the award of certain works contracts, supply contracts and service contracts by contracting authorities or entities in the fields of defence and security.

“EURIBOR” has the meaning given to it in Schedule 5 (Benchmark Rate).

“Event of Default” means any of the circumstances, events or occurrences specified in Clause 15 (Events of Default), other than Clause 15.13 (Acceleration).

Corporate Use

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exclusion Policy” means the European Investment Bank’s Exclusion Policy as published on the Bank’s website.

“Facility” means the Facility A and the Facility B.

“Facility A” means the loan facility in an amount equivalent to EUR 640,000,000 made available to the Borrower pursuant to the Facility A Agreement.

“Facility A Agreement” means the agreement dated 22 November 2024 between the Bank and the Borrower in respect of EUR 640,000,000.

“Facility B” means the loan facility in an amount equivalent to EUR 360,000,000 made available to the Borrower pursuant to this Agreement.

“Facility Number” means the Bank-generated number identifying this Agreement and indicated on the cover page of this Agreement after the letters “FI N°”.

“Finance Document” means this Agreement, the Facility A Agreement, the Guarantee Agreement, any Utilisation Offer, any Utilisation Acceptance and any other document designated as such by the Bank and the Borrower.

“Financial Indebtedness” means, with respect to any person on any date of determination (without duplication):

(a)	the principal of indebtedness of such person for borrowed money;

(b)	the principal of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)

all reimbursement obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within thirty (30) days of Incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Financial Indebtedness;

(d)

the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one (1) year after the date of placing such property in service or taking final delivery and title thereto;

(e)	Capitalized Lease Obligations of such person;

(f)

the principal component of all obligations, or liquidation preference, of such person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)

the principal component of all Financial Indebtedness of other persons secured by Security on any asset of such person, whether or not such Financial Indebtedness is assumed by such person; provided, however, that the amount of such Financial Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (ii) the amount of such Financial Indebtedness of such other persons;

(h)	Guarantees by such person of the principal component of Financial Indebtedness of other persons to the extent Guaranteed by such person; and

(i)

to the extent not otherwise included in this definition, net obligations of such person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time).

The term “Financial Indebtedness” shall not include Subordinated Shareholder Funding or any lease, any concession or license of property (or Guarantee thereof) that is not a Capitalized Lease Obligation, any asset retirement obligations, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the date of this Agreement or in the ordinary course of business.

The amount of Financial Indebtedness of any person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding and, in the case of letters of credit, bankers’ acceptances and similar instruments, reimbursement obligations outstanding (to the extent such obligations constitute Financial Indebtedness under clause (c) above). The amount of Financial Indebtedness of any person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Financial Indebtedness specified in clause (g) or (h) above) shall equal the amount thereof that would appear on a balance sheet of such person (excluding any notes thereto) prepared on the basis of GAAP.

Corporate Use

Notwithstanding the above provisions, in no event shall the following constitute Financial Indebtedness:

(a)	Contingent Obligations Incurred in the ordinary course of business;

(b)

in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within thirty (30) days thereafter; or

(c)

any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Financial Year” means the annual accounting period of the Borrower.

“Fitch” means Fitch Ratings or any of its successors or assigns.

“Fixed Charges” means, with respect to any person for any period, the sum of:

(a)	Consolidated Interest Expense of such person for such period;

(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Fixed Rate” means the annual interest rate which shall: (i) not be less than zero, and (ii) be offered by the Bank and accepted by the Borrower in accordance with this Agreement, and (iii) include the Margin.

“Fixed Rate Loan” means a Loan in respect of which a Fixed Rate is applied.

“Floating Rate” means a fixed-spread floating annual interest rate, which is the aggregate of the applicable:

(a)	Benchmark Rate; and

(b)	the Spread,

provided that if that rate is less than zero, the Floating Rate shall be deemed to be zero.

“Floating Rate Loan” means a Loan in respect of which a Floating Rate is applied.

“Floating Rate Reference Period” means, in respect of a Floating Rate Loan, each period commencing on an Interest Payment Date (excluding that day) and ending on the next Interest Payment Date (including that date), provided that the initial Floating Rate Reference Period shall commence on the date of Utilisation of that Floating Rate Loan.

“FSHCO” means any Subsidiary that owns no material assets (directly or through one or more entities treated as flow-through entities for U.S. federal income tax purposes) other than equity interests (or equity interests and Financial Indebtedness) of one or more CFCs.

“GAAP” means generally accepted accounting principles in the countries of incorporation of the Borrower and any Guarantor (including IFRS and US GAAP) at the date of this Agreement.

“GDPR” means General Data Protection Regulation (EU) 2016/679.

“Governmental Authority” means any nation, sovereign, government or supra-national body, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Group” means the Holdings, the Borrower and their respective Restricted Subsidiaries for the time being.

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Financial Indebtedness of any other person, including any such obligation, direct or indirect, contingent or otherwise, of such person:

Corporate Use

(a)

to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise); or

(b)

entered into primarily for purposes of assuring in any other manner the obligee of such Financial Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means the guarantee and indemnity dated on or about the date of this Agreement in form and substance satisfactory to the Bank guaranteeing the financial obligations of the Borrower under this Agreement and under any other Finance Document issued by the Guarantors in favour of the Bank.

“Guarantors” means the Original Guarantors and each Additional Guarantor.

“Hedge Agreement” means an Interest Rate Agreement, Currency Agreement or Commodity Hedging Agreement.

“Hedging Obligations” of any person means the obligations of such person pursuant to any Hedge Agreement.

“Holdings” means NXP Semiconductors N.V., a public company registered with the Dutch trade register under number 34253298, incorporated in the Netherlands, with official seat (statutaire zetel) in Eindhoven, the Netherlands, having its registered office at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Illegal Activity” means any of the following illegal activities or activities carried out for illegal purposes according to applicable laws in any of the following areas: (i) fraud, corruption, coercion, collusion or obstruction, (ii) money laundering, financing of terrorism or tax crimes each as defined in the AML Directives, and (iii) other illegal activity against the financial interests of the European Union as defined in the PIF Directive.

“Immaterial Subsidiary” means any Restricted Subsidiary that has Total Assets and Consolidated EBITDA (in each case, calculated on a basis consistent with the calculation of Total Assets and Consolidated EBITDA, but with respect to such Restricted Subsidiary rather than the Borrower) of less than 5.0% of the Borrower’s Total Assets and Consolidated EBITDA measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the four (4) quarters ended most recently for which internal financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such balance sheet date or the start of such four (4) quarter period, as applicable, and on or prior to the date of acquisition of such subsidiary.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Financial Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Financial Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Interest Payment Date” means the semi-annual or quarterly dates specified in the Utilisation Offer until and including the Interest Revision/Conversion Date, if any, or the Maturity Date.

“Interest Rate Agreement” means with respect to any person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such person is party or a beneficiary.

“Interest Revision/Conversion” has the meaning given to such term in Schedule 8 (Interest Rate Revision and Conversion).

“Interest Revision/Conversion Date” has the meaning given to such term in Schedule 8 (Interest Rate Revision and Conversion).

“Interest Revision/Conversion Proposal” has the meaning given to such term in Schedule 8 (Interest Rate Revision and Conversion).

“Interest Revision/Conversion Request” has the meaning given to such term in Schedule 8 (Interest Rate Revision and Conversion).

Corporate Use

“Latest Maturity Date” means at any date of determination, the latest Maturity Date applicable to any Loan hereunder at such time.

“List of Accounts” means a list, in form and substance satisfactory to the Bank, setting out:

(a)	the Utilisation Accounts, together with evidence that such account(s) has been opened in the name of the beneficiary; and

(b)	the Payment Accounts, together with evidence that such account(s) has been opened in the name of the beneficiary.

“List of Authorised Signatories” means a list, in form and substance satisfactory to the Bank, setting out:

(a)

each Authorised Signatory, together with evidence that each Authorised Signatory is authorised to sign and despatch all documents and notices (including any Utilisation Acceptance, Utilisation Certificate and/or Compliance Certificate) under or in connection with the Finance Documents to which the Borrower is a party;

(b)	whether such signatory has an individual representation right or a joint representation right; and

(c)	a specimen signature of each Authorised Signatory.

“Loan” means a loan made or to be made under the Facility B or the principal amount outstanding for the time being of that loan.

“Mandatory Prepayment Drawstop Event” means an event, occurrence or circumstance which constitutes or reasonably could (with the passage of time, the giving of notice or the making of any determination under this Agreement) constitute a Mandatory Prepayment Event.

“Mandatory Prepayment Event” means any of the events, occurrences or circumstances described in Clause 6 (Mandatory Prepayment and Cancellation) which entitle the Bank to cancel any part of the Available Facility or to demand a prepayment of a Loan.

“Margin” means the percentages per annum set forth in the table below under the heading applicable thereto:

	Column 1	Column 2
	Credit Rating (S&P/Moody’s/Fitch)	Margin in basis points per annum
Category 1	A-/A3/A- or better	18
Category 2	BBB+/Baa1/BBB+	22
Category 3	BBB/Baa2/BBB	26
Category 4	BBB-/Baa3/BBB-	40
Category 5	BB+/Ba1/BB+ or lower	61

The Margin specified in Column 2 above will be determined by reference to the Credit Rating specified in Column 1 above. In the event:

(a)	any of S&P, Moody’s or Fitch shall not have a Credit Rating in effect, then:

(i)	if only one Rating Agency shall not have a Credit Rating in effect, the Margin shall be determined by reference to the remaining two Credit Ratings;

(ii)

if two Rating Agencies shall not have Credit Ratings in effect, one of such Rating Agencies shall be deemed to have a Credit Rating in Category 5 and the Margin shall be determined by reference to such deemed Credit Rating and the remaining effective Credit Rating; and

(iii)	if no Rating Agency shall have a Credit Rating in effect, the Margin shall be Category 5;

(b)

only two Credit Ratings are in effect or deemed to be in effect, and there are split Credit Ratings, the Margin will be based upon the higher Credit Rating unless the Credit Ratings differ by two or more Categories, in which case the Margin will be based upon the Category one Category below the Category corresponding to the higher Credit Rating; and

(c)	all three Credit Ratings are in effect, and;

Corporate Use

(i)

all three Credit Ratings fall in different Categories, the Margin shall be based upon the Category indicated by the Credit Rating that is neither the highest nor the lowest of the three Credit Ratings; or

(ii)

two of the three Credit Ratings fall in one Category (the “Majority Category”) and the third Credit Rating falls in a different Category, the Margin shall be based upon the Category indicated by the Majority Category.

“Market Disruption Event” means any of the following circumstances:

(a)	in relation to any Loan, in the opinion of the Bank:

(i)	there are events or circumstances adversely affecting the Bank’s access to its sources of funding; or

(ii)	funds are not available from the Bank’s ordinary sources of funding in order to adequately fund a Loan; or

(b)	in relation to a Floating Rate Loan:

(i)

the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such Loan would be in excess of the applicable Benchmark Rate; or

(ii)	the Bank determines that adequate and fair means do not exist for ascertaining the applicable Benchmark Rate for the relevant currency of such Loan.

“Material Adverse Effect” means a material adverse effect on:

(a)

the consolidated business, assets, or financial condition of the Borrower and its Subsidiaries taken as a whole, such that the Borrower and its Subsidiaries, taken as a whole, would be reasonably likely to be unable to perform their payment obligations under this Agreement; or

(b)	the legality, validity, binding effect or enforceability against the Bank of any Finance Document to which it is a party.

“Maturity Date” means the sole Repayment Date of a Loan specified pursuant to Clause 4.2 (Single payment).

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Officer” means, with respect to any person, (a) the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director (or any two Managing Directors if elected by such person) or the Secretary (i) of such person (or such Person’s general partner) or (ii) if such person is owned or managed by an entity, of such entity; or (b) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such person (or such person’s general partner) (or, if such person is owned or managed by an entity, of such entity).

“Original Guarantors” means each of:

(a)	Holdings;

(b)	NXP Funding LLC, a Delaware limited liability company; and

(c)	NXP USA INC. a Delaware corporation.

“Parent” means any person of which the Borrower at any time is or becomes a Subsidiary after the date of this Agreement.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Payment Account” means the bank account(s) from which payments under this Agreement shall be made by the Borrower (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary, as set out in the most recent List of Accounts.

Corporate Use

“Permitted Security” means:

(a)

Security on assets or property of a Restricted Subsidiary that is not any of the Borrower or a Guarantor securing Financial Indebtedness of any Restricted Subsidiary that is not any of the Borrower or a Guarantor;

(b)

pledges, deposits or Security under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c)

Security imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Security, in each case for sums not yet overdue for a period of more than sixty (60) days or that are bonded or being contested in good faith by appropriate proceedings;

(d)

Security for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e)

Security in favour of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Financial Indebtedness for borrowed money) issued pursuant to the request of and for the account of the Borrower or any Restricted Subsidiary in the ordinary course of its business;

(f)

encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Security incidental to the conduct of the business of the Borrower and its Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(g)	Security on assets or property of the Borrower or any Restricted Subsidiary securing Hedging Obligation;

(h)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;

(i)

Security arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j)

Security on assets or property of the Borrower or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Financial Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided, that (i) the aggregate principal amount of Financial Indebtedness secured by such Security is otherwise not prohibited to be Incurred under this Agreement and (ii) any such Security may not extend to any assets or property of the Borrower or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Financial Indebtedness and any improvements or accessions to such assets and property;

(k)

Security arising (a) by virtue of any statutory or common law provisions relating to banker’s Security, (b) pursuant to the general conditions used by, or agreement or arrangement with, a bank operating in the Netherlands in the ordinary course of business, or (c) rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;

(l)

Security arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(m)	any Security listed in Schedule 10 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(n)

Security on property, other assets or shares of stock of a person at the time such person becomes a Restricted Subsidiary (or at the time the Borrower or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Borrower or any Restricted Subsidiary); provided, however, that such Security are not created, Incurred or assumed in anticipation of or in connection with such other person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Security are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Security arose, could secure) the obligations to which such Security relates;

Corporate Use

(o)

Security on assets or property of the Borrower or any Restricted Subsidiary securing Financial Indebtedness or other obligations of the Borrower or such Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary, or Security in favour of the Borrower or any Restricted Subsidiary;

(p)

Security securing Financial Indebtedness Incurred to refinance, refund, replace, exchange, renew, repay or extend Financial Indebtedness that was previously so secured, and permitted to be secured under this Agreement; provided that any such Security is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Security arose, could secure) the Financial Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Permitted Security hereunder;

(q)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(r)

(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(s)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(t)

Security on property or assets under construction (and related rights) in favour of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(u)

Security on cash accounts securing Financial Indebtedness (i) arising from the honouring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business, (iii) owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries and (iv) Incurred by a Restricted Subsidiary in connection with bankers acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s-length commercial terms on a recourse basis;

(v)

Security on Escrowed Proceeds for the benefit of the related holders of debt securities or other Financial Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Financial Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Financial Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w)

Security securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Security over cash accounts securing cash pooling or cash management arrangements;

(x)	Security arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(y)	Security Incurred in the ordinary course of business with respect to obligations (other than Financial Indebtedness for borrowed money) which do not exceed EUR 50,000,000 at any one time outstanding;

(z)	Security on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Financial Indebtedness of such Unrestricted Subsidiary;

(aa)	any Security granted over the marketable securities portfolio described in clause (i) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party; and

(bb)

other Security (including successive extensions, renewals, alterations or replacements thereof) not excepted by the other clauses of this definition; provided that after giving effect thereto the aggregate principal amount of Financial Indebtedness of the Borrower and its Restricted Subsidiaries secured by such Security does not exceed the greater of (A) USD 1,250,000,000 and (B) 15% of Consolidated Net Tangible Assets, in each case, after giving effect to such Incurrence and the application of the proceeds therefrom.

“PIF Directive” means Directive (EU) 2017/1371 of the European Parliament and of the Council of 5 July 2017 on the fight against fraud to the Union’s financial interests by means of criminal law.

Corporate Use

“Policy and Project Representations” means the representations and warranties set out in Part III of Schedule 3 (Project requirements) and Part II of Schedule 4 (EIB Policy Requirements).

“Policy and Project Information Undertakings” means the information undertakings in Part IV of Schedule 3 (Project requirements) and Part IV of Schedule 4 (EIB Policy Requirements).

“Policy and Project Undertakings” means the general undertakings in Part V of Schedule 3 (Project requirements) and Part IV of Schedule 4 (EIB Policy Requirements).

“Preferred Stock”, as applied to the Capital Stock of any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

“Prepayment Amount” means the amount of a Loan to be prepaid by the Borrower in accordance with Clause 5.1 (Voluntary prepayment option), Clause 5.2 (Voluntary prepayment mechanics) or Clause 6 (Mandatory Prepayment and Cancellation).

“Prepayment Date” means the date on which the Borrower shall effect prepayment of a Prepayment Amount in accordance with the terms of this Agreement.

“Prepayment Notice” means a notice from the Bank to the Borrower specifying:

(a)	the Prepayment Amount,

(b)	the Prepayment Date,

(c)	the accrued interest due,

(d)	the Administrative Fee (if any) and,

(e)	in respect of a Fixed Rate Loan only, the Break Costs.

“Prepayment	Offer” means a letter from the Bank to the Borrower specifying:

(a)	the Prepayment Amount,

(b)	the Prepayment Date,

(c)	the accrued interest due,

(d)	Break Costs and/or Administrative Fee (if any), and

(e)	the deadline for its acceptance by the Borrower.

“Prepayment	Request” means a request from the Borrower to the Bank to prepay all or any part of any outstanding Loans specifying:

(a)	the Prepayment Amount,

(b)	the Prepayment Date;

(c)	if applicable, the choice of application method of the Prepayment Amount in accordance with Clause 19.4(a) (Allocation of sums related to Loans); and

(d)	the Facility Number.

“Principal Property” means the intellectual property, property, plant and equipment owned by the Borrower or any Significant Subsidiary; provided that the book value of such property is an amount greater than 1.00% of Consolidated Net Tangible Assets.

“Project” has the meaning given to it in Clause 2(b) (The Facility and the purpose).

“Project Assets” mean any asset used or intended for use or forming part of the Project which are essential for the completion or continued operation of the Project.

“Promoter” means the Borrower.

“Purchase Money Obligations” means any Financial Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise.

Corporate Use

“Rating Agency” means any of:

(a)	S&P;

(b)	Moody’s; and

(c)	Fitch,

or their respective successors and assigns.

“Redeployment Rate” means the rate which the Bank would apply on the Relevant Date to a loan with the same currency, terms for payment of interest, repayment profile to the Interest Revision/Conversion Date (if any) or the Maturity Date as the Loan for which Break Costs are payable. Such rate shall not be less than zero.

“Relevant Date” means, in relation to a Loan or Utilisation, as applicable:

(a)	each Prepayment Date; and

(b)	each date of termination of a Terminated Fixed Rate Utilisation; and

(c)	the due date of payment specified in the Bank’s notice of demand in accordance with Clause 15.13 (Acceleration).

“Relevant Person” means, with respect to the Borrower and Guarantor, any member of its management bodies; or any person acting for it, on its behalf or under its control, having the power to give directions and/or exercise control with respect to the Facility, the Loan or the Project.

“Repayment Date” means each Interest Payment Date specified for the repayment of the principal of a Loan in the Utilisation Offer, in accordance with Clause 4 (Repayment).

“Repeating Representations” means each of the representations set out in Clause 12 (Representations and Warranties), the Policy and Project Representations, but excluding the representations set out in:

(a)	Clause 12.7 (No filing or stamp Taxes);

(b)	Clause 12.9 (No misleading information);

(c)	Clause 12.12 (Material Adverse Effect);

(d)	Clause 12.14 (No proceedings);

(e)	Clause 12.16 (Legal and beneficial ownership); and

(f)	Clause 12.17 (Solvency).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Financial Services LLC or any of its successors or assigns.

“Sanctioned Country” means, at any time, a country, region or territory which is or whose government is the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any individual or entity (for the avoidance of doubt, the term “entity” includes, but is not limited to, any government, group or terrorist organisation) listed in any Sanctions-related list of designated individuals or entities maintained by OFAC, the U.S. Department of Commerce or the U.S. Department of State, or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any individual or entity located, organised or resident in a Sanctioned Country, (c) any individual or entity directly or indirectly owned 50% or more or controlled by any such individual or entity described in the foregoing clauses (a) and (b), or (d) any individual or entity otherwise the subject of target of Sanctions.

“Sanctions” means any economic or financial sanction laws, regulations, or trade embargoes or other restrictive measures imposed, administered or enforced, from time to time, by:

(a)	the United Nations Security Council;

(b)	the European Union;

Corporate Use

(c)

the government of the United States of America, including those administered by the Office of Foreign Asset Control (OFAC) of the United States Department of the Treasury, the United States Department of Commerce and the United States Department of State; and

(d)	His Majesty’s Treasury and the Department for International Trade of the United Kingdom.

“Scheduled Utilisation Date” means the date on which a Loan is scheduled to be utilised in accordance with Schedule 2 (Utilisation procedure).

“Security” means any mortgage, pledge, lien, charge, assignment, encumbrance hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Senior Unsecured Notes” means the senior unsecured notes issued by the Borrower pursuant to each Unsecured Notes Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that meets any of the following conditions:

(a)

the Borrower’s and its Restricted Subsidiaries’ investments in and advances to the Restricted Subsidiary exceed 10% of the Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year;

(b)

the Borrower’s and its Restricted Subsidiaries’ proportionate share of the Total Assets (after intercompany eliminations) of the Restricted Subsidiary exceeds 10% of the Total Assets of the Borrower and its Restricted Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(c)

the Borrower’s and its Restricted Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Restricted Subsidiary exceeds 10% of such income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Social Matters” means all, or any of, the following:

(a)	labour and working conditions;

(b)	occupational health and safety;

(c)	rights and interests of vulnerable groups;

(d)	rights and interests of indigenous peoples;

(e)	gender equality;

(f)	public health, safety and security;

(g)	avoidance of forced evictions and alleviation of hardship arising from involuntary resettlement; and

(h)	stakeholder engagement.

“Spread” means the fixed spread (including Margin), as determined by the Bank and notified to the Borrower in the relevant Utilisation Offer or in the Interest Revision/Conversion Proposal.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Borrower by a Parent in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(a)

does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first day after the Latest Maturity Date (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Borrower or any funding meeting the requirements of this definition);

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(b)	does not require, prior to the first day after the Latest Maturity Date, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c)

contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first day after the Latest Maturity Date;

(d)	does not provide for or require any security interest or encumbrance over any asset of the Borrower or any of its Subsidiaries; and

(e)

pursuant to its terms is fully subordinated and junior in right of payment to this Agreement and the Senior Unsecured Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means:

(a)

an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and, in case of a Dutch entity, includes an entity of which a person alone or in concert (pursuant to an agreement or understanding, whether formal or informal) has (if all persons with voting rights vote) the power to appoint or dismiss more than half of the board members or supervisory board members of that entity) and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital by contract or otherwise; or

(b)

in relation to a person incorporated (or established) under Dutch law, a dochtermaatschappij within the meaning of Section 2:24a of the Dutch Civil Code (regardless whether the shares or voting rights on the shares in such company are held directly or indirectly through another dochtermaatschappij).

“T2” means the real time gross settlement system operated by the Euro system, or any successor system.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Technical Description” means the technical description set out in Part I of Schedule 3 (Project requirements).

“Terminated Fixed Rate Utilisation” has the meaning given to it in Clause 10.2 (Break Costs on a terminated Utilisation).

“Total Assets” means the consolidated total assets of Holdings, the Borrower and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of Holdings.

“Uniform Commercial Code” means the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means:

(a)	Systems on Silicon Manufacturing Company Pte or any successor entity or business thereto;

(b)

any Subsidiary of the Borrower (other than NXP Funding LLC) that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors or an Authorized Officer of the Borrower in the manner provided below); and

(c)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors or any Authorized Officer of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a person becoming a Subsidiary through merger, consolidation or other business combination transaction, or investment therein) to be an Unrestricted Subsidiary only if such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Financial Indebtedness of, or own or hold any Security on any property of, the Borrower or any other Subsidiary of the Borrower which is not (i) a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary or (ii) another Unrestricted Subsidiary or Subsidiary thereof.

Any such designation shall be evidenced by giving notice to the Bank with (1) a copy of a resolution of the Board of Directors or certificate of the applicable Authorized Officer of the Borrower giving effect to such designation and (2) an Officer’s Certificate certifying that such designation complies with the foregoing conditions.

The Board of Directors or any Authorized Officer of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Default or Event of Default would result therefrom.

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“Unsecured Notes Indenture” means the (i) indenture related to the issuance of Senior Unsecured Notes entered into on December 6, 2018, between the Borrower, NXP Funding LLC, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, (ii) indenture related to the issuance of Senior Unsecured Notes entered into on June 18, 2019, between the Borrower, NXP Funding LLC, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, (iii) indenture related to the issuance of Senior Unsecured Notes entered into on May 1, 2020, between the Borrower, NXP Funding LLC, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, (iv) indenture related to the issuance of Senior Unsecured Notes entered into on May 11, 2021, between the Borrower, NXP Funding LLC, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, (v) indenture related to the issuance of Senior Unsecured Notes entered into on November 30, 2021, between the Borrower, NXP Funding LLC, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and (vi) indenture related to the issuance of Senior Unsecured Notes entered into on May 16, 2022 (as supplemented by the first supplemental indenture entered into on May 16, 2022), between the Borrower, NXP Funding LLC, certain subsidiary guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

“US GAAP” means generally accepted accounting principles in the United States of America, in effect on the date of any calculation or determination required under this Agreement.

“USD REFERENCE RATE” has the meaning given to it in Schedule 5 (Benchmark Rate).

“Utilisation” means a disbursement of a Loan.

“Utilisation Acceptance” means an acceptance from the Borrower to the Bank pursuant to and in accordance with Paragraph 1.4 (Utilisation Acceptance) in Part I of Schedule 2 (Utilisation procedure) and in the form set out in Schedule 6 (Form of Utilisation Offer and Acceptance).

“Utilisation Acceptance Deadline” means the date and time of expiry of a Utilisation Offer, as specified therein.

“Utilisation Account” means, in respect of each Loan, the bank account(s) to which the Utilisation shall be made under this Agreement (specified by IBAN code if the country is included in the IBAN Registry published by SWIFT, or in the appropriate account format in line with the local banking practice), BIC/SWIFT code of the bank and the name of the bank account(s) beneficiary, as set out in the most recent List of Accounts.

“Utilisation Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Utilisation Certificate).

“Utilisation Date” means the Scheduled Utilisation Date or, in the case of deferment, the Deferred Utilisation Date.

“Utilisation Offer” means a letter substantially in the form set out in Schedule 6 (Form of Utilisation Offer and Acceptance).

“Voting Stock” of a person means all classes of Capital Stock of such person then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Borrower, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a person other than the Borrower or another Wholly-Owned Subsidiary) is owned by the Borrower or another Wholly-Owned Subsidiary.

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1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	“Clauses”, “Parts” and “Schedules” is, save if explicitly stipulated otherwise, a reference respectively to clauses, parts and schedules to this Agreement;

(ii)

the “Bank”, the “Borrower”, any “Guarantor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)

a “person” includes any individual, firm, limited liability company, corporation, government, state or agency of a state or political subdivision thereof or any association, trust, joint venture, joint-stock company, consortium, partnership, unincorporated organisation or other entity (whether or not having separate legal personality) including such person’s successors and assigns;

(vii)	“law” or “laws” means:

(A)

any applicable law, including common or customary law, principles of equity, any applicable treaty, constitution, statute, legislation, decree, normative act, rule, regulation, ordinance, by-law judgment, order, writ, injunction, determination, award, code of practice or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which is binding or applicable case law or any present directive, regulation, guideline, request, rule or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, guideline, request, rule or requirement is intended to apply); and

(B)	EU Law;

(viii)	“applicable law”, “applicable laws” or “applicable jurisdiction” means:

(A)

a law or jurisdiction applicable to the Borrower, its rights and/or obligations (in each case arising out of or in connection with this Agreement), its capacity and/or assets and/or the Project; and/or, as applicable

(B)	a law or jurisdiction (including in each case the Bank’s Statute) applicable to the Bank, its rights, obligations, capacity and/or assets;

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(x)	a provision of, or reference to a, law or regulation is a reference to that provision as amended or re-enacted from time to time;

(xi)	“including” and “in particular” shall be deemed to be followed by the expression “(but not limited to)”;

(xii)	a time of day is a reference to Luxembourg time; and

(xiii)

“month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, and subject to the definition of Interest Payment Date, Clause 18.1 (Day count convention) and Schedule 5 (Benchmark Rate) and unless provided otherwise in this Agreement:

(A)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or, if there is not, on the immediately preceding Business Day; and

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(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

(b)	Words and expressions in the plural shall include the singular and vice versa.

(c)

Terms defined in the GDPR, including the terms “controller”, “data subject”, “personal data”, “processing” and “processor”, have the same meanings when used in Clause 22.9 (Data protection) or Clause 22.10 (Independent controller).

(d)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Bank.

(e)	Part, Clause and Schedule headings are for ease of reference only.

(f)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(g)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(h)	A Mandatory Prepayment Drawstop Event is “continuing” if it has not been remedied or waived.

1.3	Currency symbols and definitions

(a)	“€”, “EUR” and “euro” denote the single currency of the Participating Member States; and

(b)	“$”, “USD” and “dollars” means the lawful currency of the United States of America.

1.4	Accounting terms

Except as provided in this Agreement, all accounting terms shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

2.	THE FACILITY AND PURPOSE

(a)	Subject to the terms of this Agreement, the Bank makes available to the Borrower the Facility B.

(b)

The Borrower shall apply all amounts borrowed by it under the Facility B for the financing of a selection of the Borrower’s planned investments in the Research, Development and Innovation (“RDI”) programme of leading-edge semiconductor devices, technologies and solutions in the Netherlands, France, Germany, Austria and Romania, as more particularly described in the Technical Description (the “Project”).

3.	CONDITIONS OF UTILISATION

3.1	Utilisation procedure

Each Utilisation shall be made in accordance with the procedure set out in Schedule 2 (Utilisation procedure).

3.2	Conditions precedent to Utilisation Offer

(a)

The Bank shall only be obliged to send the initial Utilisation Offer if it has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions precedent) in form and substance satisfactory to it.

(b)	No Utilisation Offer shall be sent by the Bank if a Default and/or a Mandatory Prepayment Drawstop Event and/or a Market Disruption Event is continuing.

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3.3	Condition precedent to initial Utilisation

The initial Utilisation is subject to the Bank receiving all of the documents and other evidence listed in Part II and Part III of Schedule 1 (Conditions precedent) in form and substance satisfactory to it on or before the date falling six Business Days before the Utilisation Date.

3.4	Condition precedent to subsequent Utilisations

Each subsequent Utilisation is subject to the Bank receiving all of the documents and other evidence listed in Part III of Schedule 1 (Conditions precedent) in form and substance satisfactory to it on or before the date falling six Business Days before the Utilisation Date.

3.5	Further conditions precedent

The Bank shall only disburse a Loan if on the date of its Utilisation Acceptance and on its Utilisation Date:

(a)	the Repeating Representations to be made by the Borrower are true in all material respects; and

(b)	no Default and/or no Mandatory Prepayment Drawstop Event is continuing or would result from the Accepted Loan.

4.	REPAYMENT

4.1	Repayment of Loans

Each Loan shall be repaid in a single payment.

4.2	Single payment

If a Loan is to be repaid by a single payment, such payment must be made on the Maturity Date specified in the Utilisation Offer. The Maturity Date shall fall not earlier than three years and not later than six years from the relevant Scheduled Utilisation Date.

5.	VOLUNTARY PREPAYMENT AND CANCELLATION

5.1	Voluntary prepayment option

The Borrower may prepay the whole or any part of a Loan.

5.2	Voluntary prepayment mechanics

(a)	If the Borrower intends to make a voluntary prepayment, it shall deliver to the Bank, not earlier than 60 days and not later than 30 days prior to the proposed Prepayment Date, a Prepayment Request.

(b)

Following receipt of a Prepayment Request in respect of a Fixed Rate Loan, the Bank shall send to the Borrower, not later than 15 days prior to the relevant Prepayment Date, a Prepayment Offer. If the Borrower duly accepts the Prepayment Offer by the deadline specified therein, the Bank shall send to the Borrower, no later than 10 days prior to the relevant Prepayment Date, a Prepayment Notice. If the Borrower does not duly accept the Prepayment Offer, no prepayment can occur in respect of such Fixed Rate Loan.

(c)	Following receipt of a Prepayment Request in respect of a Floating Rate Loan, the Bank shall send to the Borrower, not later than 10 days prior to the relevant Prepayment Date, a Prepayment Notice.

(d)	The Borrower shall pay the amount specified in the Prepayment Notice on the relevant Prepayment Date.

5.3	Administrative Fee

If the Bank accepts, in its sole discretion, a Prepayment Request with prior notice of less than 30 days, the Borrower shall pay to the Bank a fee of EUR 10,000 per each Loan requested to be prepaid, partly or in full, in consideration of the administrative costs incurred by the Bank in connection with such voluntary prepayment. In such case, the Bank will not be obliged to observe the deadlines to send a Prepayment Offer and/or the Prepayment Notice, as applicable, prescribed in this Agreement.

5.4	Voluntary cancellation

The Borrower may, by notice to the Bank, cancel with immediate effect the whole or any part of the Available Facility.

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6.	MANDATORY PREPAYMENT AND CANCELLATION

6.1	Project cost reduction

(a)

The Borrower shall promptly inform the Bank if a Project Cost Reduction Event has occurred or is likely to occur. At any time after the occurrence of a Project Cost Reduction Event, the Bank may, by notice to the Borrower, cancel the Available Facility and/or demand prepayment of any outstanding Loans up to the amount(s) required to ensure the Project Cost Reduction Event ceases to continue.

(b)	For the purpose of this Clause 6.1:

“Project Cost Reduction Event” means the amount of the Facility is more than:

(A)	50 per cent; and/or

(B)	70 per cent when aggregated with the amount of any other funds from the European Union made available for the Project,

of the total cost of the Project upon its completion. At the date of this Agreement, the total cost of the Project as estimated by the Bank is EUR 2,106,000,000.

6.2	Non-EIB financing prepayment

(a)

The Borrower shall promptly inform the Bank if a Non-EIB Financing Prepayment Event has occurred or is likely to occur. At any time after the occurrence of a Non-EIB Financing Prepayment Event, the Bank may, by notice to the Borrower, cancel the Available Facility and/or demand prepayment of any outstanding Loans.

(b)

The proportion of the Available Facility that the Bank may cancel and the proportion of any outstanding Loans that the Bank may require to be prepaid shall not exceed the proportion that the prepaid or cancelled or repurchased amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.

(c)	For the purpose of this Clause 6.2:

“Non-EIB Financing” means any Financial Indebtedness provided to the Borrower and/or any Guarantor by a creditor other than the Bank for a term of more than three years.

“Non-EIB Financing Prepayment Event” means any event where the Borrower and/or any Guarantor, voluntarily prepays a part or the whole of any Non-EIB Financing or repurchases or cancels any creditor’s commitment under any Non-EIB Financing, but excluding any voluntary prepayment, repurchase or cancellation:

(i)	made within a revolving credit facility; or

(ii)	made from the proceeds of any indebtedness having a term not shorter than the unexpired term of such Non-EIB Financing prepaid; or

(iii)

where, following such event, the amount of any outstanding Loans and any other direct indebtedness made available by the Bank to the Borrower or any Guarantor, constitute less than 40 per cent of the aggregate outstanding Non-EIB Financing to the Borrower and any Guarantor.

6.3	Change of control

(a)	The Borrower shall promptly inform the Bank if a Change of Control Event occurs;

(b)	After the occurrence of the Change of Control Event, the Bank may, by notice to the Borrower, cancel the Available Facility and/or demand prepayment of any outstanding Loans.

(c)	For the purposes of this Clause 6.3, a “Change of Control Event” occurs if:

(i)

the Borrower becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Holdings, is or has become the “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Borrower (or its successor); provided however that a transaction will not constitute a Change of Control Event under this paragraph if (i) the Borrower becomes a direct or indirect wholly owned subsidiary of a holding company (including Holdings) and (ii)(x) the direct or indirect holders of the Voting Stock of such holding company (including Holdings) immediately following that transaction are substantially the same as the holders of the Borrower’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction no person or group of related persons (other than a holding company (including Holdings) satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50 per cent of the Voting Stock of such holding company (including Holdings) or

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(ii)	any Change of Control occurs under and as defined in any Unsecured Note Indenture.

6.4	Illegality

(a)	Upon becoming aware of an Illegality Event:

(i)	the Bank shall promptly notify the Borrower; and

(ii)	the Bank may, by notice to the Borrower, cancel the Available Facility and/or demand prepayment of any outstanding Loans.

(b)	For the purposes of this Clause 6.4, “Illegality Event” means that it becomes unlawful in any applicable jurisdiction, or if it becomes contrary to any Sanctions, for the Bank to:

(i)	perform any of its obligations as contemplated under any Finance Document; or

(ii)	fund or maintain the Loan.

6.5	Material Adverse Change

(a)	At any time after the occurrence of a Material Adverse Change, the Bank may, by notice to the Borrower, cancel the Available Facility.

(b)	For the purposes of this Clause 6.6, “Material Adverse Change” means any event or circumstance occurs which has a Material Adverse Effect.

7.	RESTRICTIONS

(a)

Sums due under Clause 6 (Mandatory Prepayment and Cancellation), other than under Clause 6.4 (Illegality), shall be payable by the Borrower within 30 days of demand by the Bank or within any longer period specified in the Bank’s demand. Sums due under Clause 6.4 (Illegality), shall be payable by the Borrower within the period specified in the Bank’s demand.

(b)

Without prejudice to the Borrower’s right to reject a Prepayment Offer in accordance with Clause 5.2(b) (Voluntary Prepayment Mechanics), any notice of cancellation or Prepayment Request from the Borrower under Clause 5 (Voluntary Prepayment and Cancellation), and any notice of termination under Paragraph 1.5 in Part II of Schedule 2 (Utilisation Procedure) shall be irrevocable.

(c)

Any prepayment under this Agreement or payment of a sum demanded by the Bank pursuant to Clause 6 (Mandatory Prepayment and Cancellation) shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and Administrative Fee, without premium or penalty.

(d)	The Borrower shall not reborrow any part of the Facility B which is repaid or prepaid.

(e)

The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Available Facility except at the times and in the manner expressly agreed pursuant to the terms of this Agreement.

(f)	No amount of the Available Facility cancelled under this Agreement may be subsequently reinstated.

(g)

At the end of the Availability Period, unless otherwise notified by the Bank to the Borrower, the Available Facility shall be immediately cancelled, without any further notice from the Bank to the Borrower.

(h)	Principal and interest under this Agreement shall be payable in the currency of the relevant Loan and other payments, if any, shall be made in the currency specified by the Bank.

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8.	INTEREST

8.1	Payment of interest

The Borrower shall pay interest on the outstanding balance of each:

(a)	Fixed Rate Loan at the Fixed Rate; and

(b)	Floating Rate Loan at the Floating Rate,

quarterly or semi-annually in arrear on the relevant Interest Payment Dates. If the period from the Utilisation Date to the first Interest Payment Date is 15 days or less, then the payment of interest accrued during such period shall be postponed to the following Interest Payment Date.

8.2	Calculation of interest

(a)	Fixed Rate Loans

Interest in respect of a Fixed Rate Loan will be calculated on the basis of Clause 18.1(a) (Day count convention).

(b)	Floating Rate Loans

(i)	The Bank shall notify the Borrower of the Floating Rate within 10 days of the commencement of each Floating Rate Reference Period.

(ii)

In case of a Deferred Utilisation, the Benchmark Rate will be determined in accordance with Schedule 5 (Benchmark Rate) for the Floating Rate Reference Period commencing on the Deferred Utilisation Date.

(iii)	Interest in respect of each Floating Rate Reference Period will be calculated on the basis of Clause 18.1(b) (Day count convention).

(c)	Revision or Conversion of Loans

If the Borrower exercises an option to revise or convert the interest rate basis of a Loan, it shall, from the effective Interest Revision/Conversion Date, pay interest in accordance with the provisions of Schedule 8 (Interest Rate Revision and Conversion).

8.3	Default interest

(a)

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on any overdue amount from the due date up to the date of actual payment (both before and after judgment) at an annual rate equal to:

(i)	in case of Floating Rate Loans – the applicable Floating Rate plus two per cent;

(ii)	in case of Fixed Rate Loans – the higher of:

(A)	the applicable Fixed Rate plus two per cent; or

(B)	the Benchmark Rate plus two per cent; and

(iii)	in case of amounts other than under paragraph (i) or (ii) above – the Benchmark Rate plus two per cent.

(b)

Notwithstanding paragraph (a) above, if the overdue sum is in a currency for which no Benchmark Rate is specified under this Agreement, the Bank shall apply the relevant benchmark rate, or as determined by the Bank, the relevant risk-free rate that is generally used by the Bank for transactions in that currency plus two per cent, calculated in accordance with the market practice for such rate.

(c)	Any interest accruing under this Clause 8.3 will be payable by the Borrower immediately on demand by the Bank.

(d)

For the purpose of determining the Benchmark Rate in relation to paragraphs (a)(ii)(B) and (a)(iii), the relevant periods within the meaning of Schedule 5 (Benchmark Rate) shall be successive periods of one month commencing on the due date.

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9.	CHANGES TO THE CALCULATION OF INTEREST

9.1	Market disruption

If at any time from the date of a Utilisation Acceptance in respect of a Loan to the date falling either:

(a)	20 Business Days prior to the Utilisation Date for Loans to be utilised in EUR; or

(b)	two Business Days prior to the Utilisation Date for Loans to be utilised in USD,

a Market Disruption Event occurs, the Bank may notify the Borrower that Clause 9.2 (Optional currency) shall apply to that Loan.

9.2	Optional currency

(a)

Irrespective of the currency specified in the Utilisation Offer, the Bank may decide to disburse an Accepted Loan in EUR and notify the Borrower of the EUR equivalent to be utilised on the Utilisation Date.

(b)

The rate of interest previously agreed for the relevant Loan shall no longer be applicable and instead the rate of interest on the relevant Loan, until the Maturity Date, or the Interest Revision/Conversion Date (if any), shall be the percentage rate per annum notified by the Bank to the Borrower being the sum of:

(i)	the Margin; and

(ii)

the rate (expressed as a percentage per annum) determined by the Bank to be the all-inclusive cost to the Bank of funding of the relevant Loan based upon the then applicable internally generated Bank reference rate or an alternative rate determination method determined by the Bank.

(c)

The Borrower shall have the right to refuse such Utilisation within the deadline specified in the notice and shall bear charges (if any) incurred as a result, in which case the Bank shall not disburse the Loan. If the Borrower does not refuse the Utilisation in time, the Utilisation in EUR and the conditions thereof shall be fully binding on all Parties.

10.	BREAK COSTS

10.1	Break Costs on voluntary prepayment

(a)	If the Borrower prepays a Fixed Rate Loan, the Borrower shall pay Break Costs to the Bank on the Prepayment Date.

(b)	The prepayment of a Loan on its Interest Revision/Conversion Date may be made without Break Costs unless the Borrower has accepted a Fixed Rate under a new Interest Revision/Conversion Proposal.

10.2	Break Costs on a terminated Utilisation

(a)	If Utilisation of an Accepted Loan to which a Fixed Rate applies is terminated (the “Terminated Fixed Rate Utilisation”) pursuant to:

(i)	Paragraph 1.4 (Termination of a Utilisation deferred by six months) in Part II of Schedule 2 (Utilisation procedure), or

(ii)	Paragraph 1.5 (Termination of a Utilisation by the Borrower) in Part II of Schedule 2 (Utilisation procedure);

the Borrower shall pay Break Costs to the Bank on such Terminated Fixed Rate Utilisation, within 15 days of demand by the Bank.

(b)

Such Break Costs shall be calculated on the assumption that the Terminated Fixed Rate Utilisation had been utilised and repaid on the relevant Scheduled Utilisation Date or, to the extent the Utilisation is currently deferred, on the date of the termination notice.

10.3	Break Costs Prepayment Event

In the event of a demand for prepayment of a Fixed Rate Loan upon the occurrence of a Break Costs Prepayment Event, the Borrower shall pay to the Bank on the relevant Prepayment Date the Break Costs in respect of the Fixed Rate Loan that is being prepaid.

Corporate Use

10.4	Break Costs on acceleration

(a)

In the event of an acceleration pursuant to Clause 15.13 (Acceleration) the Borrower shall pay to the Bank, together with any amount demanded by the Bank under Clause 15.13 (Acceleration), in respect of:

(i)

any Fixed Rate Loan, Break Costs on any amount of principal due to be prepaid, and such Break Costs shall accrue from the due date for payment specified in the Bank’s notice of demand and be calculated on the basis that prepayment is effected on the date so specified; and

(ii)

any Floating Rate Loan, a sum equal to the present value of 0.19 per cent per annum calculated and accruing on the amount of principal due to be prepaid or the amount of any Accepted Loan the Utilisation of which is terminated, in the same manner as interest would have been calculated and would have accrued if that amount had remained outstanding according to the applicable repayment schedule of the Loan, until the Interest Revision/Conversion Date, if any, or the Maturity Date. The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Interest Payment Date.

(b)	Amounts due by the Borrower pursuant to this Clause 10.4 shall be payable on the date specified in the Bank’s demand.

11.	FEES

11.1	Upfront fee

(a)

The Borrower shall pay to the Bank within 30 days from delivery by the Borrower to the Bank of a Utilisation Acceptance in respect of the initial Utilisation under Facility B an upfront fee of EUR [***] in respect of the appraisal conducted by the Bank in relation to the Project.

(b)

The Borrower may authorise the Bank to withhold the upfront fee from the initial Utilisation. The amount withheld by the Bank shall be treated as having been utilised by the Borrower under such Utilisation.

(c)

If the Facility B is cancelled in full under Clause 6 (Mandatory Prepayment and Cancellation) or Clause 15.13(a) (Acceleration) before the end of the period specified in paragraph (a) above, the Borrower shall pay to the Bank the upfront fee on the date of such cancellation.

11.2	Commitment fee

(a)

The Borrower shall pay to the Bank a fee in the currency of the Facility B computed at a rate of 50 per cent of the applicable Margin per annum on the Available Facility (which, for this Clause 11.2, shall include the aggregate amount of Accepted Loans which have not yet been utilised) from the date falling 6 months from the date of this Agreement to the last day of the Availability Period.

(b)	The accrued commitment fee is payable:

(i)	on 10th February, 10th May, 10th August and 10th November;

(ii)	on the last day of the Availability Period; and

(iii)	if the Available Facility is cancelled in full, on the cancelled amount of the Available Facility at the time specified by the Bank.

12.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 12 and the Policy and Project Representations to the Bank on the date of this Agreement.

12.1	Status

(a)	It is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated and validly existing under the laws of the Netherlands.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

12.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding, and enforceable.

Corporate Use

12.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and shall not conflict with:

(a)	any material provision of any material law or regulation applicable to it;

(b)	any applicable order of any court or any rule, regulation or order of any Governmental Authority;

(c)	its constitutional documents; and/or

(d)

any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument binding upon it, except for any such violation described in this sub-clause that would not reasonably be expected to have a Material Adverse Effect.

12.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

12.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect, or the failure to obtain or effect would not reasonably be expected to have a Material Adverse Effect.

12.6	Governing law and enforcement

(a)	The choice of the laws of the Netherlands as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in the Netherlands in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

12.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

12.8	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

12.9	No misleading information

(a)

Any factual information provided by any Credit Party to the Bank in connection with any Finance Document was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated;

(b)

the financial projections contained in any information supplied by it in connection with any Finance Document have been prepared on the basis of recent historical information and on the basis of reasonable assumptions; and

Corporate Use

(c)

nothing has occurred or been omitted from the factual information or financial projections provided and no information has been given or withheld that results in the information contained in the factual information or any financial projections being untrue or misleading in any material respect, provided that, with respect to forecasts, projected information and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the preparer to be reasonable at the time of preparation; it being understood that such forecasts, projections and other forward looking information may vary significantly from actual results and that such variances may be material

12.10	Intellectual Property

The Borrower and its Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other person, except to the extent such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other person, except to the extent such infringements, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing against the Borrower or its Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

12.11	Accounts

The latest available consolidated audited financial statements of the Borrower have been prepared on a basis consistent with previous years and have been approved by its auditors as representing in all material respects a true and fair view of the results of its operations for that year and accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower.

12.12	Material Adverse Effect

No event or circumstance has occurred which is reasonably likely to have Material Adverse Effect since 31 December 2023.

12.13	Pari Passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

12.14	No proceedings

(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it.

(b)	No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it.

12.15	Taxes

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Restricted Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and local and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (x) which are not overdue by more than thirty (30) days or (y) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

12.16	Legal and beneficial ownership

As at the date of this Agreement, no Security exists over its assets or over those of any Restricted Subsidiary other than Permitted Security.

Corporate Use

12.17	Solvency

(a)

On the date of this Agreement, (A) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (B) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis is greater than the amount required to pay the probable debts and liabilities of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities (direct, subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured, (C) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities (direct, subordinated, contingent or otherwise), as such debts and liabilities become absolute and matured, taking into account refinancing alternatives; and (D) the Borrower and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date of this Agreement.

(b)

As of the date of this Agreement, the Borrower does not intend to, nor does it believe that it or any of the Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Financial Indebtedness or the Financial Indebtedness of any such Subsidiary and refinancing alternatives.

12.18	Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Acceptance, each Utilisation Date, each Interest Payment Date and the date of each Finance Document.

13.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 13 and the Policy and Project Information Undertakings remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or the Bank has any obligation hereunder.

13.1	Financial statements

The Borrower shall deliver to the Bank:

(a)

as soon as they become available but, in any event, within 120 days after the end of each of its Financial Years, its audited consolidated and unconsolidated annual report, balance sheet, cash flow statement, profit and loss account and auditors’ report for that Financial Year; and

(b)

as soon as they become available but, in any event, within 60 days after the end of each of the relevant accounting periods, its interim consolidated and unconsolidated quarterly report, balance sheet, profit and loss account and cash flow statement for each of the first three quarters of each of its Financial Years.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) above may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (i) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (ii) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Forms 20-F, 10-K, 10-Q or 6-K, as applicable, filed with the SEC

13.2	Compliance Certificate

(a)

The Borrower shall deliver to the Bank, no later than 5 Business Days after each set of financial statements delivered pursuant to Clause 13.1(a) or 13.1(b) (Financial statements), a Compliance Certificate which shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 14.11 (Financial covenants).

(b)	Each Compliance Certificate shall be signed by an Authorised Signatory with individual representation right or at least two Authorised Signatories with joint representation rights.

13.3	Information: miscellaneous

The Borrower shall inform the Bank of:

(a)

promptly after a Responsible Officer of the Borrower obtains knowledge thereof, the details of any breach or non-performance of, or any default under, a contractual obligation of the Borrower or any Restricted Subsidiary and which might have a Material Adverse Effect;

(b)

promptly after a Responsible Officer of the Borrower obtains knowledge thereof, the details of any litigation, arbitration, administrative proceedings or investigation which are current, threatened or pending against the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental and Social Laws, and which might, if adversely determined, result in a Material Adverse Effect; and

Corporate Use

(c)

promptly after a Responsible Officer of the Borrower obtains knowledge thereof, the details of any judgment or order of a court, arbitral body or agency which is made against the Borrower or any Restricted Subsidiary and which might have a Material Adverse Effect, provided that any notice given to the Bank pursuant to this Clause 13.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth material details of the occurrence referred to therein and stating what action the relevant Borrower has taken and proposes to take with respect thereto, if any. Notwithstanding the foregoing, the obligations in this Clause 13.3 may be satisfied by furnishing the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Forms 20-F, 10-K, 10-Q, 8-K or 6-K, as applicable, filed with the SEC.

13.4	Notification of Default

The Borrower shall notify the Bank of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

13.5	Inspection Rights

At any time, while an Event of Default has occurred and is continuing, at the reasonable expense of the Borrower, each Borrower will, and will cause each of its Restricted Subsidiaries to, permit representatives and independent contractors of the Bank to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that (a) the Borrower shall be entitled to participate in any such discussions with accountants and (b) any such inspection and examination and extracts shall not entitle the Bank to receive information (x) that would reasonably be expected to result in a loss of attorney-client privilege or consists claim of attorney work product, (y) that would reasonably be expected to result in disclosure of any information related to the equity holders of the Borrower or the arrangements among such equity holders or other sensitive or proprietary information related to the business of the Borrower or (z) to the extent the disclosure thereof would or would reasonably be expected to violate any confidentiality obligation binding on the Borrower, its Subsidiaries or its respective Affiliates.

14.	GENERAL UNDERTAKINGS

The undertakings in this Clause 14 and the Policy and Project Undertakings remain in force from the date of this Agreement for so long as any amount is outstanding under this Agreement or the Bank has any obligation hereunder.

14.1	Compliance with Laws

(a)

The Borrower shall and shall ensure that each Guarantor shall comply in all respects with all laws to which it or the Project is subject, if failure so to comply would materially impair the ability of the Borrower or the Guarantor to perform its obligations under, respectively, this Agreement or the Guarantee.

(b)

Notwithstanding paragraph (a) above, the Borrower shall and shall ensure that each Guarantor shall comply in all respects with any laws to which it may be subject and the breach of which would constitute an Illegal Activity.

14.2	Payment of Taxes

The Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; or (b) the failure to pay or discharge the same would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

14.3	Negative pledge

The Borrower shall not (and shall ensure that no Restricted Subsidiary shall) create or permit to subsist any Security over any of its Principal Properties, whether owned on the date of this Agreement or acquired after, or any interest or any income or profits in and/or from its Principal Properties, which Security secures any Financial Indebtedness, other than Permitted Security, unless substantially concurrently therewith the financial obligations under this Agreement and any other Finance Document are directly, equally and ratably secured with (or prior to, in the case of Security with respect to subordinated Financial Indebtedness) the Financial Indebtedness secured by such Security for so long as such Financial Indebtedness is so secured.

Corporate Use

14.4	Guarantees by Restricted Subsidiaries

(a)

If after the date of this Agreement, the Borrower or any of its Restricted Subsidiaries acquires or creates a Wholly-Owned Subsidiary (other than an Immaterial Subsidiary) and (x) the issuance of a Guarantee by such Restricted Subsidiary is not precluded by the Agreed Guarantee Principles and (y) such Restricted Subsidiary Guarantees the Senior Unsecured Notes, such Restricted Subsidiary shall, within sixty (60) days (or such longer period as the Bank may agree in writing (which shall include electronic mail) after becoming a Restricted Subsidiary, provide a Guarantee of this Agreement by executing a supplement to the Guarantee Agreement in the form attached thereto.

(b)	The Borrower may, at its option, cause any other Subsidiary to provide a Guarantee of this Agreement by executing a supplement to the Guarantee Agreement in substantially the form attached thereto.

(c)

The obligations of each Guarantor under the Guarantee Agreement will be limited to the maximum amount that would not render the Guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of foreign or state law and as otherwise set forth in the Guarantee Agreement or relevant supplement to the Guarantee Agreement.

(d)	Notwithstanding anything to the contrary herein or in the Guarantee Agreement, in no event shall any CFC or FSHCO be required to become a Guarantor.

(e)	The obligations of a Guarantor under the Guarantee Agreement will terminate upon:

(i)

a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Borrower or a Restricted Subsidiary), in each case, that is not prohibited by this Agreement;

(ii)	the designation in accordance with this Agreement of the Guarantor as an Unrestricted Subsidiary;

(iii)

to the extent that the Guarantor is not an Immaterial Subsidiary due to the operation of the proviso to the definition of “Immaterial Subsidiary”, upon the release of the guarantee or guarantees referred to in such proviso that resulted in the Guarantor not being an Immaterial Subsidiary;

(iv)

the Guarantor becoming an Immaterial Subsidiary, tested as of the last day of any fiscal year for which financial statements have been delivered pursuant to Clause 13.1 and a Compliance Certificate has been delivered pursuant to Clause 13.2 and that Guarantor being designated by the Borrower pursuant to that Compliance Certificate as an Immaterial Subsidiary whose obligations under the Guarantee Agreement should terminate;

(v)

unless otherwise elected by the Borrower in a written notice to the Bank, the earlier of (x) the termination, redemption, satisfaction or discharge of the Senior Unsecured Notes and (y) the Guarantor being (or will be substantially concurrently with the release of such Guarantor hereunder) released or discharged from its Guarantee under the Senior Unsecured Notes; or

(vi)	repayment in full of all amounts due and payable under the Finance Documents and cancellation of the Available Facility.

14.5	Disposals

(a)

The Borrower shall not (and shall ensure that no Restricted Subsidiary shall) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity or otherwise as permitted and set out in Clause 14.6 and Clause 14.7 below; or

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(c)

Notwithstanding paragraph (a), paragraph (b) above does not apply to any sale, lease, transfer or other disposal of a Project Asset or any shares in Subsidiaries holding Project Assets, which may not be disposed of under any circumstances.

Corporate Use

14.6	Merger and consolidation by the Borrower

The Borrower shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any person, unless:

(a)

the resulting, surviving or transferee person (the “Successor Company”) will be a person organized and existing under the laws of any member state of the European Union, or the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Norway, Switzerland or the United Kingdom;

(b)

the Successor Company (if not the Borrower) will expressly assume in writing all the Borrower’s Obligations, pursuant to documentation reasonably satisfactory to the Bank and provides to the Bank all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations reasonably requested by the Bank; and

(c)	immediately after giving effect to such transaction, no Default or Event of Default exists or would result therefrom.

14.7	Merger and consolidations by Guarantors

(a)	The Borrower shall procure that NXP Funding LLC shall not consolidate with, merge with or into any person or permit any person to merge with or into NXP Funding LLC unless:

(i)

concurrently therewith, a Subsidiary of the Borrower that is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia (which may be NXP Funding LLC or the continuing person as a result of such transaction) expressly assumes all of the obligations of NXP Funding LLC under the Guarantee Agreement and the other Finance Documents; or

(ii)

after giving effect to the transaction, at least one obligor under the Finance Documents is a limited liability company or corporation organized under the laws of the United States of America or any state thereof or the District of Columbia.

(b)

Upon the consummation of any transaction effected in accordance with paragraph (a) above, the resulting, surviving or transferee NXP Funding LLC will succeed to, and be substituted for, and may exercise every right and power of, the NXP Funding LLC under each Finance Document with the same effect as if such successor person had been named as the NXP Funding LLC under such Finance Documents. Upon such substitution, the Borrower shall be automatically released from its obligations under each Finance Document.

(c)

Subject to paragraph (a) above, the Borrower shall procure that no Guarantor may (i) consolidate with or merge with or into any person, or (ii) sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any person, or (iii) permit any person to merge with or into the Guarantor, unless, in any such case:

(i)	the other person is the Borrower or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or

(ii)

(i) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under the Finance Documents to which such Guarantor is a party; and (ii) immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; or (iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Borrower or a Restricted Subsidiary) otherwise permitted by this Agreement.

14.8	Change in business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Agreement.

14.9	Preservation of existence

The Borrower shall, and shall cause each of its Restricted Subsidiaries to:

(a)

preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, except (i) solely with respect to the Restricted Subsidiaries other than the Borrower, to the extent the failure to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction not prohibited by Clause 14.6 and Clause 14.7; and

Corporate Use

(b)

take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction not prohibited by Clause 14.6 and Clause 14.7.

14.10	Most favoured lender

(a)

The Borrower shall promptly inform the Bank if any of the Borrower or Guarantor becomes the borrower under a credit facility for an amount of at least EUR 100,000,000 and the terms of such credit facility include a loss of rating clause, a financial covenant or any other provision regarding financial ratios, which is either:

(i)	more favourable to the relevant creditor than any corresponding provision of this Agreement is to the Bank; or

(ii)	not provided for under this Agreement,

(each a “More Favourable Provision”).

(b)	The Borrower shall promptly provide a copy of the More Favourable Provision to the Bank (including any relevant defined terms or references).

(c)	If the Bank so requests, the Borrower shall promptly execute an amendment to this Agreement so as to reflect the More Favourable Provision in favour of the Bank.

14.11	Financial covenants

(a)

The Borrower shall not permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter (commencing with the first fiscal quarter ending after the date of this Agreement) of Holdings to be less than 3:00 to 1:00.

(b)

For the purposes of this clause 14.11, “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) fiscal quarters ending on such date to (b) Consolidated Interest Expense (other than with respect to Consolidated Interest Expense of the type referred to in clause (a)(ii) thereof) for such period.

15.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 15 is an Event of Default (save for Clause 15.13 (Acceleration)).

15.1	Non-payment

The Borrower or any Guarantor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable, unless:

(a)	its failure to pay is caused by an administrative or technical error or a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

15.2	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower or any Guarantor in the Finance Documents or any other document delivered by or on behalf of the Borrower or any Guarantor under, or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

15.3	Cross default

(a)

Any indebtedness of the Borrower or any Guarantor or any of their Restricted Subsidiaries (or the payment of which is Guaranteed by the Borrower or any Guarantor or any of their Restricted Subsidiaries) is not paid when due nor within any originally applicable grace period.

Corporate Use

(b)

Any indebtedness of the Borrower or any Guarantor or any of their Restricted Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

Any commitment for any indebtedness of the Borrower or any Guarantor or any of their Restricted Subsidiaries is cancelled or suspended by a creditor of the Borrower or any Guarantor as a result of an event of default (however described).

(d)

Any creditor of the Borrower or any Guarantor or any of their Restricted Subsidiaries becomes entitled to declare any indebtedness of the Borrower or any Guarantor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	The Bank becomes entitled to:

(i)

declare any indebtedness of the Borrower (other than incurred under this Agreement) or any Guarantor or any of their Restricted Subsidiaries due and payable prior to its specified maturity as a result of an event of default (however described); or

(ii)

exercise its rights in respect of any material breach of any guarantee, counter-guarantee, payment undertaking, project agreement, grant agreement, technical assistance agreement or any other form of support for the benefit of the Borrower or any Guarantor or any of their Restricted Subsidiaries, or exercise any put option, under any arrangement involving the resources of the Bank or of its mandators.

(f)

No Event of Default shall occur under paragraphs (a) to (d) above if the aggregate amount of indebtedness or commitment for indebtedness is less than EUR 200,000,000 or its equivalent in any other currency or currencies.

15.4	Change of Control

Any Change of Control Event occurs.

15.5	Judgements

Failure by any Credit Party or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Borrower and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of EUR 200,000,000 (exclusive of any amounts that the applicable insurance company has not denied liability for), which judgments are not paid, discharged or stayed for a period of sixty (60) days after the judgment becomes final.

15.6	Guarantee Agreement

The Guarantee Agreement ceases to be in full force and effect, other than in accordance the terms of the Finance Documents, or a Guarantor denies or disaffirms its obligations under the Guarantee Agreement, other than in accordance with the terms thereof or upon release of the Guarantee Agreement (or a Guarantor therefrom) in accordance with the Finance Documents;

15.7	Insolvency

(a)	The Borrower or any Guarantor:

(i)	is unable to pay, or admits its inability to pay, its debts as they fall due;

(ii)	suspends making payments of any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Bank under this Agreement) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Borrower or any Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Borrower or any Guarantor.

15.8	Insolvency proceedings

Corporate Use

(a)

Any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, dissolution, administration or reorganisation (by way of voluntary arrangement, composition or otherwise), including bankruptcy, controlled management, suspension of payments, arrangement with creditors and judicial liquidation proceedings or any analogous procedure or step is taken under any applicable law in any jurisdiction or an order is made or an effective resolution is passed for the winding-up of the Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) or any Guarantor, or if the Borrower or any Restricted Subsidiaries (other than any Immaterial Subsidiary) or any Guarantor takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on the whole or any substantial part of its business or activities, or any situation similar to any of the above occurs under any applicable law.

(b)

Any corporate action, legal proceedings or other procedure or step is taken in relation to the appointment of an encumbrancer, a receiver, liquidator, administrator, administrative receiver or similar officer, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of the Borrower or any Restricted Subsidiaries (other than any Immaterial Subsidiary) or any Guarantor or any Project Assets.

15.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or any Restricted Subsidiaries (other than any Immaterial Subsidiary) or any Guarantor or any Project Assets and is not discharged or stayed within 60 days.

15.10	Unlawfulness

(a)	It is or becomes unlawful for the Borrower and/or any Guarantor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Bank) to be ineffective.

15.11	Financial covenants

Any requirement of Clause 14.11 (Financial covenants) is not satisfied.

15.12	Other obligations

(a)

The Borrower and/or any Guarantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 15.1 (Non-payment) ), Clause 15.10 (Unlawfulness) and Clause 15.11 (Financial covenants) above). No Event of Default shall occur if the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within thirty (30) days of the earlier of (i) the Bank giving notice to the Borrower and (ii) the Borrower or relevant Guarantor becoming aware of the failure to comply.

15.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Bank may, by notice to the Borrower:

(a)	cancel the Available Facility whereupon the Available Facility shall immediately be cancelled and the Facility B shall immediately cease to be available for further Utilisation; and/or

(b)

declare that all or any part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

16.	INCREASED COSTS AND INDEMNITY

16.1	Increased Costs

(a)

The Borrower shall, within three Business Days of a demand by the Bank, pay the Bank the amount of any Increased Costs incurred by the Bank as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility B or on the Bank’s overall capital;

(ii)	an additional or increased cost; or

Corporate Use

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Bank to the extent that it is attributable to the Bank having entered into any Finance Document or funding or performing its obligations under any Finance Document.

(c)	The Bank shall only be entitled to claim Increased Costs from the Borrower if and to the extent it also claims increased costs from other borrowers in a similar situation.

16.2	Indemnity

Without prejudice to any other rights of the Bank under any Finance Document or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any full or partial discharge that takes place in a manner other than as expressly set out in a Finance Document.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall on demand pay the Bank the amount of all pre-agreed costs and expenses (including capped legal fees) reasonably incurred by it in connection with the negotiation, preparation, and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents.

17.2	Amendment costs

If the Borrower or any Guarantor requests an amendment, waiver or consent, the Borrower shall, within the period specified in the demand (which shall not be less than five Business Days), reimburse the Bank for the amount of all pre-agreed costs and expenses (including capped legal fees) reasonably incurred by the Bank in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within the period specified in the demand (which shall not be less than three Business Days), pay to the Bank the amount of all costs and expenses (including legal fees) incurred by the Bank in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any Security provided in respect of this Agreement.

17.4	Taxes, duties and fees

(a)

The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of any Finance Document or any related document and in the creation, perfection, registration or enforcement of any Security for the Loans to the extent applicable.

(b)

The Borrower shall pay all principal, interest, indemnities and other amounts due under any Finance Document gross without any withholding or deduction of any national or local impositions whatsoever required by law or under any agreement with a governmental authority or otherwise. If the Borrower is obliged to make any such withholding or deduction, it shall gross up the payment to the Bank so that, after withholding or deduction, the net amount actually received by the Bank is equivalent to the sum due.

17.5	Documentary support

The Bank shall provide documentary support for any costs or expenses set out in this Clause 17 upon the Borrower’s request.

18.	PAYMENT MECHANICS

18.1	Day count convention

Any interest, indemnity, commission or fee accruing under a Finance Document shall accrue from day to day and is calculated on the basis of:

(a)	a year of 360 days and a month of 30 days in respect of a Fixed Rate Loan;

(b)	a year of 360 days and the number of days elapsed in respect of a Floating Rate Loan; and

Corporate Use

(c)	in respect of the fee payable pursuant to Clause 11.2 (Commitment fee), a year of 360 days and the numbers of days elapsed.

18.2	Payment convention

(a)	If an Interest Payment Date is not a Business Day, it shall be deemed to be:

(i)	in respect of a Fixed Rate Loan with a sole Repayment Date, the preceding Business Day with adjustment but only to the amount of interest that accrued over the last interest period;

(ii)	in respect of a Fixed Rate Loan with more than one Repayment Date, the following Business Day, without adjustment to the interest due; or

(iii)	in respect of a Floating Rate Loan, the following Business Day in that month, or, failing that, the nearest preceding Business Day, in all cases with corresponding adjustment to the interest due.

(b)

If the date on which any payment other than principal or interest is due to be paid is not a Business Day, such payment shall be made on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), in all cases with a corresponding adjustment to the amount of such payment.

18.3	Time and place of payment

(a)	Unless otherwise specified in this Agreement or in the Bank’s demand, all sums other than sums of interest, indemnity and principal are payable within 15 days of the Bank’s demand.

(b)	The Borrower shall indicate the Facility Number in the payment details for each payment made in accordance with this Agreement.

(c)	A sum due from the Borrower shall be deemed paid when the Bank receives it.

(d)	Any Utilisations shall be made into the Utilisation Account.

(e)	Any payments to the Bank from the Borrower under a Finance Document shall be made from the Payment Account.

(f)

Each sum payable by the Borrower to the Bank under a Finance Document shall be paid to the relevant account notified by the Bank to the Borrower. The Bank shall notify the Borrower of such account not less than 15 days before the due date for the first payment by the Borrower and shall notify any change of such account not less than 15 days before the date of the subsequent payment after which the change applies. This period of notice does not apply in the case of payment under Clause 15 (Events of Default).

18.4	Disruption to payment systems

If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:

(a)

the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of this Agreement as the Bank may deem necessary in the circumstances;

(b)

the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)

the Bank shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Bank) arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Clause 18.4.

19.	APPLICATION OF SUMS RECEIVED

19.1	General

Sums received from the Borrower shall only discharge its payment obligations if received in accordance with the terms of this Agreement.

Corporate Use

19.2	Partial payments

(a)

If the Bank receives a payment that is insufficient to discharge all the amounts, then due and payable by the Borrower under the Finance Documents, the Bank shall apply that payment towards the obligations of the Borrower under the Finance Documents (unless otherwise determined by the Bank) in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs, indemnities and expenses due under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Bank may vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will apply regardless of and override any designation (déclaration d’imputation) made by the Borrower.

19.3	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

19.4	Allocation of sums related to Loans

(a)	The Bank may apply sums received between Loans at its discretion.

(b)

In case of receipt of sums which cannot be identified as applicable to a specific Loan, and on which there is no agreement between the Bank and the Borrower regarding their application, the Bank may apply these between Loans at its discretion.

20.	SET-OFF

The Bank may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

21.	NOTICES

21.1	Communication in writing

Any notice or other communication given under the Finance Documents must be in writing and, unless otherwise stated, may be made by letter or electronic mail.

21.2	Addresses

The address and electronic mail address (and the department for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

For the Bank	Attention: OPS/WE/4-CORP European Investment Bank 100 boulevard Konrad Adenauer L-2950 Luxembourg Email address: [***]

Corporate Use

For the Borrower	Attention: Group Treasurer NXP B.V. High Tech Campus 60 5656 AG Eindhoven The Netherlands Telephone: [***] Fax: [***] Email address: [***]

With a copy to	Attention: Corporate Legal Department NXP Semiconductors N.V. High Tech Campus 60 5656 AG Eindhoven The Netherlands Telephone: [***] Fax: [***] Email address: [***]

or any substitute address or electronic mail address or department as a Party may notify to the other by not less than 10 Business Days’ notice.

21.3	Delivery

(a)

Notices and other communications for which fixed periods are laid down in this Agreement, or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or by electronic mail. Such notices and communications shall be deemed to have been received by the other Party:

(i)	in relation to a hand-delivered or registered letter on the date of delivery; or

(ii)	in the case of any electronic mail, only when such electronic mail is actually received in readable form and only if it is addressed in such manner as the other Party has specified for this purpose.

(b)	Any notice provided by the Borrower to the Bank by electronic mail shall:

(i)	include the Facility Number in the subject line; and

(ii)

be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the Parties) of the notice signed by an Authorised Signatory with individual representation right or at least two Authorised Signatories with joint representation rights, attached to the electronic mail.

(c)

Notices issued by the Borrower pursuant to any provision of this Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the specimen signature of such person or persons.

(d)

Without affecting the validity of electronic mail notices made in accordance with this Clause 21, the following notices and documents, with the exception of notices and documents signed with a qualified electronic signatures (QES), shall also be sent by registered letter to the relevant Party at the latest on the immediately following Business Day:

(i)	Utilisation Acceptance;

(ii)

any notices in respect of the deferment and cancellation of any Loan, Interest Revision/Conversion of any Loan, Market Disruption Event, Prepayment Request, Prepayment Notice, Event of Default or any demand for prepayment; and

(iii)	any other notice or document required by the Bank.

Corporate Use

(e)

The Parties agree that any of the above communications (including via electronic mail) is an accepted form of communication, shall constitute admissible evidence in court and shall have the same evidential value as an agreement under hand (sous seing privé).

21.4	English language

(a)	Any notice or communication given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so, required by the Bank, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a constitutional, statutory or other official document.

22.	MISCELLANEOUS

22.1	Place of performance

The place of performance under this Agreement shall be Luxembourg.

22.2	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Bank are prima facie evidence of the matters to which they relate.

22.3	Certificates and determinations

Any certification or determination by the Bank of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.4	Entire Agreement

This Agreement constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Facility B hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.

22.5	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

22.6	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Bank, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Bank shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

22.7 Amendments and waivers

Any term of this Agreement may be amended only with the consent the Bank and the Borrower and any such amendment shall be binding on all Parties.

22.8	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

22.9	Data protection

(a)

When disclosing information (other than mere contact information relating to the Borrower’s personnel involved in the management of this Agreement (“Contact Data”)) to the Bank in connection with this Agreement, the Borrower shall redact or otherwise amend that information (as necessary) so that it does not contain any personal data, except where this Agreement requires, or the Bank requests, the disclosure of such information in the form of personal data.

Corporate Use

(b)	Before disclosing any personal data (other than Contact Data) to the Bank in connection with this Agreement, the Borrower shall ensure that each data subject of such personal data:

(i)	has been informed of the disclosure to the Bank (including the categories of personal data to be disclosed); and

(ii)

has been advised of the information contained in (or has been provided with an appropriate link to) the Bank’s privacy statement in relation to its lending and investment activities as set out from time to time at https://www.eib.org/en/privacy/lending (or such other address as the Bank may notify to the Borrower from time to time).

22.10	Independent controller

For the purposes of GDPR and Regulation (EU) 2018/1725, the Parties acknowledge that each Party shall act as an independent controller, and not a processor on behalf of or joint controller with the other Party, when processing personal data in connection with this Agreement.

23.	GOVERNING LAW AND JURISDICTION

23.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by Dutch laws.

23.2	Jurisdiction

The courts of the Netherlands have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) or any non-contractual obligation arising out of or in connection with this Agreement.

Corporate Use

[SCHEDULES HAVE BEEN REMOVED FROM THIS REDACTED VERSION]

Corporate Use

Signature Page to Facility Agreement

Signed by Nathalie Climence /s/ Nathalie Climence	)
)
for and on behalf of EUROPEAN INVESTMENT BANK:	)
)
Title: Authorised Representative

Signed by Tom Nguyen /s/ Tom Nguyen	)
)
for and on behalf of EUROPEAN INVESTMENT BANK:	)
)
Title: Authorised Representative

Corporate Use

Signed by Luc de Dobbeleer /s/ Luc de Dobbeleer	)
)
for and on behalf of NXP B.V.:	)

Title: Authorised person